Exhibit 2.3






                                           Execution Copy 11/5/99








                    ASSET PURCHASE AGREEMENT



                             BETWEEN



               GOLDEN ALUMINUM COMPANY, AS SELLER



                               AND



                      ALCOA INC., AS BUYER







                  Dated as of November 5, 1999










                        Table of Contents

                                                             Page


Article I Certain Definitions                                  1

Article II The Transaction                                     4
  Section 2.1 Covenant of Purchase and Sale; Assets            4
  Section 2.2 Excluded Assets                                  5
  Section 2.3 Assumed Obligations and Liabilities              5
  Section 2.4 Excluded Liabilities                             6
  Section 2.5 Consideration for Purchased Assets               7
  Section 2.6 Accounts Receivable and Inventory Adjustment     7
  Section 2.7 Closing                                          8

Article III Deliveries at Closing                              8
  Section 3.1 Items to be Delivered at Closing by Seller       8
  Section 3.2 Items to be Delivered at Closing by Buyer        8
  Section 3.3 Cooperation and Assignments                      8

Article IV Representations and Warranties of Seller            9
  Section 4.1 Organization                                     9
  Section 4.2 Capitalization and Ownership; Power and
        Authority                                              9
  Section 4.3 Subsidiaries                                     9
  Section 4.4 Qualification; Location of Business              9
  Section 4.5 Corporate Power; Authorization;
        Enforceability                                        10
  Section 4.6 No Conflicts                                    10
  Section 4.7 Consents                                        10
  Section 4.8 Brokers' and Finders' Fees                      10
  Section 4.9 No Liabilities                                  11
  Section 4.10 No Material Adverse Change                     11
  Section 4.11 Compliance with Law: Authorizations            11
  Section 4.12 Transactions with Related Parties              12
  Section 4.13 Litigation                                     12
  Section 4.14 Title: Condition of Assets                     12
  Section 4.15 Insurance                                      12
  Section 4.16 Contracts:  Compliance                         13
  Section 4.17 Labor Matters                                  13
  Section 4.18 Employee Benefit Plans and Arrangements        13
  Section 4.19 Patents and Intellectual Property Rights       13
  Section 4.20 Real Property                                  14
  Section 4.21 Disclosure                                     14
  Section 4.22 Year 2000 Compliance                           14
  Section 4.23 Customers and Suppliers of Colorado Mill       15

Article V Representations And Warranties Of Buyer             15
  Section 5.1 Corporate Existence                             15
  Section 5.2 Corporate Power; Authorization;
        Enforceability                                        15
  Section 5.3 No Conflicts                                    15
  Section 5.4 Consents                                        16
  Section 5.5 Ability to Purchase                             16
  Section 5.6 Brokers' and Finders' Fees                      16

Article VI Certain Obligations of The Parties                 16
  Section 6.1 Agreements of Seller Pending the Closing        16
  Section 6.2 Employee Matters                                17
  Section 6.3 License of Block Caster Technology              19
  Section 6.4 Non-Solicitation                                19
  Section 6.5 Non-Compete                                     19
  Section 6.6 Real Estate Matters                             19
  Section 6.7 Transfer Taxes                                  20
  Section 6.8 Section 338(h)(10) Election                     20
  Section 6.9 Colorado Mill Baghouse                          20

Article VII Environmental Indemnification                     20
  Section 7.1 Definitions                                     20
  Section 7.2 Environmental Indemnification and Remediation
        Activities                                            21

Article VIII Survival of Representations and Warranties       22

Article IX Indemnification                                    22
  Section 9.1 Indemnification By Seller                       22
  Section 9.2 Indemnification by Buyer                        23
  Section 9.3 Indemnification Procedures                      24

Article X Conditions Precedent to the Closing                 25
  Section 10.1 Conditions Precedent to the Obligations of
        Buyer                                                 25
  Section 10.2 Conditions Precedent to the Obligations of
        Seller                                                26

Article XI Termination                                        27
  Section 11.1 Termination                                    27
  Section 11.2 Effect of Termination                          27

Article XII Miscellaneous                                     27
  Section 12.1 Expenses                                       27
  Section 12.2 Contents of Agreement; Parties in Interest     28
  Section 12.3 Assignment and Binding Effect                  28
  Section 12.4 Notices                                        28
  Section 12.5 Governing Law                                  29
  Section 12.6 No Benefit to Others                           29
  Section 12.7 Headings, Gender and "Person."                 29
  Section 12.8 Publicity                                      30
  Section 12.9 Severability                                   30
  Section 12.10 Counterparts                                  30


                     Schedules and exhibits

Schedule  Title

1.1(a)    Colorado Employees
1.1(b)    Texas Employees
2.1       Fixed Asset Listing
2.2       Excluded Assets
2.3       Assumed Liabilities
4.3       Organizational Regulations of Golden Engineering AG
4.4       Qualifications
4.9       Liabilities
4.10      Material Adverse Changes
4.11      Authorizations
4.12      Related Party Transactions
4.13      Litigation
4.15      Insurance
4.16      Contracts
4.17      Labor Matters
4.19      Intellectual Property Rights
4.20      Real Property
4.22      Year 2000 Compliance
4.23      Customers and Suppliers of Colorado Mill
6.2       Texas Employees for Reimbursement
6.10      Colorado Mill Baghouse Repairs



                            Exhibits

Exhibit A Bill of Sale, Assignment, Assumption Agreement
Exhibit B Form of Owner's Affidavit
Exhibit C Guaranty
Exhibit D Consent Decree





                    ASSET PURCHASE AGREEMENT

     This  Asset  Purchase Agreement is dated as of  November  5,
1999,  between  Golden  Aluminum Company, a Colorado  corporation
("Seller") and Alcoa Inc., a Pennsylvania corporation ("Buyer").

                            Recitals

     A. Seller is in the business of manufacturing and selling aluminum rigid container sheet and flat rolled aluminum products produced through a continuous cast mini-mill process (the "Business"). Seller operates the Business primarily at two aluminum rolling mills located at Fort Lupton, Colorado (the "Colorado Mill") and San Antonio, Texas (the "Texas Mill"). As of August 23, 1999, Seller has substantially ceased operation of the Texas Mill. The Business also includes the following wholly-owned subsidiaries of Seller: GAC Technology Company, a Colorado corporation, and Golden Engineering AG, a Swiss corporation (the "Subsidiaries"). Seller and the Subsidiaries are collectively referred to as the "Company."

     B. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the business, assets and properties of the Company, subject to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:


                            Article I
                       Certain Definitions

     As used in this Agreement, the following terms (whether used in singular or plural forms) shall have the following meanings:

     "Affiliate" means any person, directly or indirectly, controlling, controlled by, or under common control with a party (excluding, with respect to Seller, Coors Brewing Company and Adolph Coors Company). Without limiting the generality of the foregoing, a person is considered to be in control of or to be controlled by another person if such person holds 50% or more of the outstanding voting equity interest in such other person or such other person holds 50% or more of its outstanding voting equity interest.

     "Assets" is defined in Section 2.1.

     "Assumed Liabilities" is defined in Section 2.3.

     "Buyer" is defined in the introductory paragraph of this Agreement.

     "Closing" is defined in Section 2.6.

     "Closing Date" is defined in Section 2.6.

     "Code" means the  Internal Revenue Code of 1986, as amended.

     "Colorado Employees" means all of the salaried and hourly employees of the Colorado Mill who are actively employed (including those employees currently on an authorized leave of absence, but excluding any employee on layoff status) by Seller as of the day before the Closing identified on Schedule 1.1(a).

     "Crown Cork Ownership Period" means the period of time from March 1, 1997 through August 22, 1999, during which period Seller was owned by Crown Cork & Seal Company, Inc.

     "Damages" means losses, liabilities, claims, obligations, damages, deficiencies, costs, expenses and fees, including without limitation, legal fees, reasonable expert witness fees and reasonable costs of investigation incurred in defending against any assertion of the foregoing.

     "ERISA" means the Employee Retirement Income Security Act of
1974, as amended.

     "ERISA Affiliate" means (i) any corporation included with a person in a controlled group of corporations within the meaning of Section 414(b) of the Code; (ii) any trade or business (whether or not incorporated) which is under common control with a person within the meaning of Section 414(c) of the Code;
(iii) any member of an affiliated service group of which a person is a member within the meaning of Section 414(m) of the Code; or
(iv) any other person or entity treated as an affiliate of a person under Section 414(o) of the Code; provided that with respect to Seller, Coors Brewing Company and Adolph Coors Company shall not be deemed an ERISA Affiliate.

     "Excluded Assets" is defined in Section 2.2.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements
Act of 1976, as amended.

     "Indemnified Party" is defined in Section 9.3(a).

     "Indemnifying Party" is defined in Section 9.3(a).

     "Intellectual Property Rights" means all patents, license and sublicenses, intellectual property, trademarks, trade names, services marks, service names, logos, copyrights, inventions, technology, formulae, technical information, know-how, trade secrets, drawings, blueprints, designs, design protocols, specifications for materials, specifications for parts and devices, safety procedures for the handling of materials and substances, quality assurance and control procedures, design tools and simulation capability, and all manuals and technical data Seller provides to its own employees, customers, suppliers, agents or licensees used in the Business.

     "Inventory" means all inventories of raw materials, work in process and finished goods of the Business.

     "Liens" means liens, claims, security interests, pledges, charges, equities, options, restrictions and encumbrances.

     "Litigation Conditions" is defined in Section 9.3(b).

     "Material Adverse Effect" means any change in, or effect on, the Business, as currently conducted by Seller that is materially adverse to the assets, liabilities, results of operations or the financial condition of the Business.

     "Permitted Liens" means (i) liens for current real or personal property taxes not yet due and payable; (ii) liens disclosed in Schedule 4.20; (iii) statutory liens arising by mandatory provisions of law securing obligations in the ordinary course of business which are not yet due or which are being contested in good faith; and (iv) liens, encumbrances and restrictions such as easements, licenses and rights-of-way that do not materially detract from the value of the Real Property used in the Business or materially interfere with the present use of the Real Property by the Business.

     "Related  Party" means ACX Technologies, Inc.,  any  of  the officers or directors of the Company, any Affiliate of the Company (excluding Coors Brewing Company and Adolph Coors Company), or any business or entity in which the Company, or any Affiliate of any such person, has any direct or material indirect interest.

     "Seller" is defined in the introductory paragraph of this Agreement.

     "Seller Benefit Plans" means each (i) "employee benefit plan," as defined in Section 3(3) of ERISA (including any "multiemployer plan" as defined in Section 3(37) of ERISA);
(ii) all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, employment, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday and fringe benefit plan, program, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated) maintained, contributed to, or required to be contributed to, by Seller or any ERISA Affiliate of Seller for the benefit of any employee or former employee of Seller, director, officer or independent contractor of Seller or under which Seller or any ERISA Affiliate of Seller has any liability with respect to any employee, former employee, director, officer or independent contractor of Seller.

     "Subsidiaries" is defined in Recital A.

     "Texas Employees" means all of the salaried and hourly employees of the Texas Mill who are actively employed (including those employees currently on an authorized leave of absence, but excluding any employee on layoff status) by Seller as of the day before the Closing identified on Schedule 1.1(b).

     "Third Party Claim" is defined in Section 9.3(a).

     "Working Capital Value" means the value of the Inventory, calculated in accordance with Section 2.5(b), plus the value of the accounts receivable of the Business as of the Closing Date, minus the accounts payable of the Business as of the Closing Date.


                           Article II
                         The Transaction

     Section 2.1 Covenant of Purchase and Sale; Assets. Subject to the terms and conditions set forth in this Agreement, and except as otherwise provided in Section 2.2, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, all of Seller's title and interest in all of the properties, assets, and rights of any kind, where ever located, whether tangible or intangible, real or personal, used by Seller in its operation of the Business (the "Assets"), including without limitation the following:

          (a) all of the issued and outstanding capital stock of each of the Subsidiaries;
          (b) all cash on hand as of the Closing Date, all accounts receivable and all prepaid expenses and security deposits of the Company;
          (c)  all of the Intellectual Property Rights;
          (d)  the Real Property, as set forth in Schedule 4.20;
          (e)  the leases, contracts and commitments set forth in
Schedule 4.16 including without limitation the Nitrogen Lease and Ground Lease described therein;
          (f)  all of the  Authorizations, as defined  in Section
4.11.
          (g) all of Seller's technical information and data, customer lists, machinery and equipment warranties, maps, com-puter disks and tapes, plans, diagrams, blueprints and schematics relating to the Colorado Mill and the Texas Mill;
          (h) all machinery, equipment (including all trans-portation and office equipment), fixtures, trade fixtures, and furniture located at the Colorado Mill or the Texas Mill or in any other space owned, leased or occupied by Seller;
          (i)  the Inventory;
          (j)  the  fixed  assets, in  the  listing  attached  as
Schedule 2.1 and the stores inventory, in the listing previously provided by Seller to Buyer;
          (k) all claims (but not tax refund claims), causes of action, choses in action, right of recovery and rights of set-off of any kind, except those retained by Seller as excluded assets;
          (l) the right to receive mail, accounts receivable payments and other communications addressed to the Company;
          (m) all books and records relating to the Business or the operations of the Company, provided that Seller shall have the right to have such records made available to it for a reason-able period after the Closing Date for reasonable tax reporting purposes;
          (n) all goodwill and going concern value generated by Seller with respect to the Business; and
          (o) all intangible assets of the Company relating to the Business not specifically described above.

     Section 2.2 Excluded Assets. Notwithstanding the provisions of Section 2.1, the Assets shall not include the following, which shall be retained by Seller (the "Excluded Assets"):

          (a) Seller's minute books and stockholder and stock transfer records;
          (b) bonds, letters of credit, surety instruments, and other similar items;
          (c) All employee benefit plans of the Company, includ-ing without limitation, employee pension, profit sharing, 401(k), medical benefit or health plans and trusts and related trust accounts, funds, investments or other assets.
          (d) all claims, rights and interests in and to any refunds for Taxes or fees for periods prior to the Closing Date;
          (e) all rights under judgment and rights of recovery related to operation of the Business prior to the Closing Date; and
          (f)  all  rights,  assets, and  properties described in
Schedule 2.2.

     Section 2.3  Assumed Obligations and Liabilities.  After the
Closing Date, Buyer shall assume, pay, discharge, and perform the following (the "Assumed Liabilities"):

          (a) those obligations and liabilities attributable to periods after the Closing Date under the contracts, licenses and commitments transferred to Buyer at closing, including with-out limitation Seller's obligations under the material agreements listed on Schedule 4.16, and further including all contingent liabilities under the Tax Abatement Agreement between Seller and the City of San Antonio, dated July 27, 1989 ("Abatement Agreement"), with respect to refund of tax abatements for failure to operate the Texas Mill for one year.;
          (b)  those  liabilities and  obligations  set  forth on
Schedule 2.3; and
          (c) all obligations and liabilities arising out of Buyer's ownership of the Assets or operation of the Business after the Closing Date.

     Section 2.4 Excluded Liabilities. Other than the Assumed Liabilities, Buyer does not assume and will not be responsible for, and Seller will retain and remain responsible for, any and all obligations and liabilities of the Company and the Business of any nature whatsoever, whether past, current or future, whether accrued, contingent, known or unknown, including without limitation third party claims for personal injury filed after the Closing Date to the extent such claims relate to actions or inactions of the Company prior to the Closing Date. Without limiting the foregoing and by way of example only, Buyer may not be deemed to assume any liabilities relating to or arising out of:

          (a) all accrued liabilities, and accrued expenses, including accrued wages, performance pay, incentive compensation, salary, and sick pay in respect of employees of the Company;
          (b) contributions to or other obligations arising under the employee benefit plans of the Company;
          (c)  any short or long-term debt of the Company;
          (d)  all  amounts  payable (fixed, contingent or other-
wise) by the Company to an Affiliate of the Company;
          (e) all warranty claims and all claims for injury or damage attributable to the design, manufacture or sale of any product produced by the Company prior to the Closing Date;
          (f) all taxes assessed, accrued or attributable to the Company for periods prior to the Closing Date and related penalties and interest, if any, excluding all liabilities under the Abatement Agreement assumed by Buyer under Section 2.3(a);
          (g) any complaint, suit, action, arbitration or regu-latory, administrative or governmental proceeding or investiga-tion which relates to the Business conducted on or prior to the Closing Date including, without limitation, the items of litigation set forth on Schedule 4.13; and
          (h) all amounts due as of the Closing Date under the accounts payable between Seller and ACX Technologies, Inc. cover-ing advances by ACX Technologies, Inc. to Seller for product included in the Inventory and being acquired by Buyer, which as of October 29, 1999, was $14,300,000.

     Section 2.5    Consideration for Purchased Assets.

          (a) As consideration for the Assets, Buyer will pay Seller $41,000,000 ("Asset Value"), plus the Working Capital
Value (the Asset Value and the Working Capital Value collec-tively the "Purchase Price"). Buyer will pay the Asset Value to Seller by wire transfer of immediately available funds to an account designated in writing by Seller no later than 1:00 p.m. EST on the Closing Date. Within five business days after the Closing, Seller and Buyer will jointly determine the value of the Inventory in accordance with Section 2.5(b) and will value the accounts receivable and accounts payable based on the book value as of the Closing Date, which values will be used to cal-culate the Working Capital Value as of the Closing Date (the "Final WC Value"). If the accounts receivable included within the Final WC Value ("Receivables") and the value of the Inventory exceed the accounts payable included within the Final WC Value ("Payables"), then Buyer will pay Seller within five business days following determination of the Final WC Value, by wire transfer  in  immediately available funds,  the  amount  of  such excess. If the Receivables and the value of the Inventory are less than the Payables, then Seller will pay Buyer within five business days following determination of the Final WC Value, by wire transfer in immediately available funds, the amount of such deficiency.
          (b) For purposes of calculating the Purchase Price, the value of the Inventory will be determined as follows:
               (i) Raw materials inventory will be valued at market price;
              (ii)  Work in  process inventory  will be valued at
raw material costs plus standard cost build-up; and
             (iii) Finished goods inventory will be valued at the price established under the customer contracts covering the inventory, less freight to the extent freight is already included in the customer contract price.

     Section 2.6 Accounts Receivable and Inventory Adjustment. If, within 90 days of the Closing Date, any of the Receivables has not been collected in full, or any of the finished goods inventory has been returned by the customer to Buyer, Seller will repurchase such uncollected Receivables and inventory from Buyer. Seller also will reimburse Buyer for new back-up rolls to be purchased by Buyer for the cold mills of the Business in the amount of $275,000. Buyer and Seller will cooperate to finalize the amount for reimbursement so that Seller may pay Buyer for such repurchased Receivables and inventory, as well as the back-up rolls, within 100 days of the Closing Date by wire transfer of immediately available funds.

     Section 2.7 Closing. The closing of the sale of the Assets (the "Closing") shall be held at 11:00 a.m. at the offices of Holland & Hart, LLP, 555 17th Street, Suite 3200, Denver, Colorado, on November 5, 1999, or on another date mutually agreed upon in writing by the parties (the "Closing Date"), and shall be effective as of 11:59 p.m. EST on the Closing Date.


                           Article III
                      Deliveries at Closing

     Section 3.1 Items to be Delivered at Closing by Seller. At the Closing, subject to the terms and conditions of this Agreement, Seller shall deliver to Buyer:

          (a) a fully executed Bill of Sale, Assignment and Assumption Agreement in substantially the form of Exhibit A (the "Bill of Sale"), and any general warranty deeds, assignments of leases and all other instruments of conveyance which are necessary or reasonably requested by Buyer to effect the transfer of the Assets to Buyer; and
          (b) the agreements, documents and instruments required by Section 10.1.

     Section 3.2 Items to be Delivered at Closing by Buyer. At the Closing, subject to the terms and conditions of this Agree-ment, Buyer shall deliver to Seller:

          (a)  the Asset Value in accordance with Section 2.5;
          (b)  an executed counterpart of the Bill of Sale;
          (c) any agreements, documents and instruments required by Section 10.2; and
          (d) any assumption or other documents which are necessary or reasonably requested by Seller to effect the assump-tion of the Assumed Liabilities by Buyer.

     Section 3.3 Cooperation and Assignments. After the Closing Date, Seller and Buyer will cooperate so that Buyer may secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties, including all permits, licenses and other authorizations from governmental agencies, required to enable Buyer to obtain the benefit of the transactions contemplated hereby.


                           Article IV
            Representations and Warranties of Seller

     Seller represents and warrants to Buyer the following:

     Section 4.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. Seller has all requisite power and authority to own or lease its properties and assets as now owned or leased and to carry on its business as and where now being conducted.

     Section 4.2    Capitalization   and   Ownership;  Power  and
Authority. Seller's authorized capital stock consists solely of 100 shares of common stock, par value $1.00 per share, 100 shares of which are issued and outstanding and owned by ACX Technologies, Inc. The authorized capital stock of each of the Subsidiaries
consists  of  the  following:  with  respect to   GAC  Technology
Company, 1,000 shares of common stock, par value $0.01, all of which are issued and outstanding and owned by Seller, and, with respect to Golden Engineering AG, 100 shares of common stock, par value $0.01, all of which are issued and outstanding, 97 of which are owned by Seller and three of which are held of record by directors of such Subsidiary. There are no other outstanding voting securities of the Subsidiaries except for the above described capital stock. There are no outstanding options, warrants, rights, agreements, calls, commitments or demands of any character relating to the capital stock of the Subsidiaries and no securities convertible into or exchangeable for any
of such capital stock  of  the Subsidiaries.   All of the capital
stock of the  Subsidiaries  is owned free of Liens.

     Section 4.3 Subsidiaries. Except for the Subsidiaries, Seller does not, directly or indirectly, own any stock of, or any other interest in, any other corporation, joint venture, partner-ship, trust or other business entity. Each of the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to carry on its busi-ness as it is now being conducted and to own, operate and lease its properties and assets. The Organizational Regulations attached as Schedule 4.3 are a true and correct copy of the Organizational Regulations of Golden Engineering AG and are in full force and effect.

     Section 4.4 Qualification; Location of Business. Seller and the Subsidiaries are duly authorized to do business in the jurisdictions set forth on Schedule 4.4. The jurisdictions set forth on Schedule 4.4 are the only jurisdictions where the character of the properties owned or leased or the nature of activities conducted by Seller or the Subsidiaries make such qualification necessary.

    Section 4.5 Corporate Power; Authorization; Enforceability. Seller has the corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Seller have been duly authorized by all necessary corporate action and shareholder action. This Agreement and all the other agreements and instruments required to be executed and delivered by Seller in connection with this Agreement have been duly executed and delivered by Seller and constitute the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors' rights generally and general principles of equity.

   Section 4.6 No Conflicts. The execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated by this Agreement and the compliance with the terms, conditions, and provisions of this Agreement by Seller will not: (a) contravene any provision of the Company's articles of incorporation, bylaws or other governing instruments; or (b) conflict with or result in a breach of or constitute a default (or an event which, with the passage of time or the giving of notice or both, constitute a default) under any of the terms, conditions or provisions of any material indenture, mortgage, loan or credit agreement or any other material authorization agreement or instrument to which the Company or Seller is a party or by which any of them or any of their assets may be bound or affected, or any judgment or order of any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, affecting the Company, or any applicable Regulation; (c) result in the creation or imposition of any Liens of any nature whatsoever upon any of the Assets or the stock of the Subsidiaries or give to others any interests or rights in the Assets or such stock; (d) result in the maturation or acceleration of any of the Assumed Liabilities (or give others the right to cause such a maturation or acceleration); (e) result in the termination of or loss of any material right (or give others the right to cause such a ter mination or loss) under any agreement or contract to which the Company is a party or under which the Company may be a beneficiary.

    Section 4.7 Consents. Except as required under the HSR Act, no material consent, approval or authorization of, or registration or filing with any governmental authority or other regulatory agency, is required in connection with the execution, delivery and performance of this Agreement by Seller.

    Section 4.8 Brokers' and Finders' Fees. Seller represents and warrants to Buyer that all negotiations relative to this Agreement have been carried on by it directly without the intervention of any person who may be entitled to any brokerage or finder's fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby.

    Section 4.9 No Liabilities. To Seller's knowledge, except as disclosed on Schedule 4.9, the Company has no liability or obligation of any nature whatsoever, secured or unsecured, known or unknown, whether due or to become due, absolute, accrued, contingent or otherwise.

    Section 4.10 No Material Adverse Change. Except as set forth on Schedule 4.10 and the fact that the Business has been held for sale, and operations at the Texas Mill have substantially ceased, since August 23, 1999, the Business has been conducted in the ordinary course consistent with past practice (including with respect to the collection of receivables, payment of payables and other liabilities, sales practices, capital expenditures and inventory levels) and there has not occurred with respect to the
Business:

          (a) any event, occurrence or development which, individually or in the aggregate, has had a Material Adverse Effect;
          (b) any damage, destruction or loss to the Company not covered by insurance that would have a Material Adverse Effect;
          (c) Any sale or other disposition of any capital asset or Intellectual Property Right having a book value in excess of $25,000 used in the Business;
          (d) Any increase in the wage, salary, commission or other compensation (other than routine increases granted in the ordinary course of business and consistent with past practice) payable or to become payable by the Company to any of its employees, or any change in any existing, or creation of any new, insurance or other plan under which the Company provides benefits to such employees; or
         (e) Any release or waiver by Seller or the Company of any material claim or right of the Company.

     Section 4.11    Compliance with Law:  Authorizations.    The
Company  has  complied in  all material  respects with  and is in
compliance in all material respects with  each  law,   ordinance,
or governmental or regulatory rule or regulation, whether federal, state, cantonal, local or foreign ("Regulation"), to which the Company's business, operations, assets or properties is subject. The Company owns, holds, possesses or lawfully uses in the operation of its business all material franchises, licenses,
permits,    approvals,   filings,   registrations    and    other
authorizations from any governmental or regulatory official body or authority ("Authorizations") that are required to conduct the Business and such Authorizations are in full force and effect. The Company is in compliance in all material respects with the
terms   of  the  Authorizations  and  Regulations.   To  Seller's
knowledge, no notice, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no
investigation  or  review  is  pending  or  threatened   by   any
governmental entity with respect to any alleged violation by the Company of any Regulation or with respect to any alleged failure by the Company to have any Authorization required in connection
with   the   Business.    All  Authorizations   are   listed   in
Schedule 4.11.

     Section 4.12 Transactions with Related Parties. Except as disclosed on Schedule 4.12 and below, no Related Party:

          (a) has borrowed money from or loaned money to the Company that has not been repaid;
          (b) has any contractual or other claim of any kind whatsoever against the Company;
          (c) has had, since March 1, 1997, any interest in any Intellectual Property Rights used in the Business; or
          (d) has been engaged, since March 1, 1997, in any other transaction (or series of transactions) involving in excess of $50,000 in any fiscal year with the Company.

     Section 4.13 Litigation. Except as set forth on Schedule 4.13, no litigation, including any arbitration, investigation or other proceeding of or before any court, arbitrator or govern-mental or regulatory official, body or authority is pending or, to Seller's knowledge, threatened against the Company which relates to the assets of the Company, the stock of the Sub-sidiaries or the transactions contemplated by this Agreement. The Company is not a party to or subject to, and the assets of the Company and the stock of the Subsidiaries, are not subject to, the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority.

     Section 4.14 Title: Condition of Assets. The Company has good and valid title to the Assets, free and clear of all Liens of whatsoever nature except Permitted Liens, and subject only to minor imperfections of title, none of which, individually or in the aggregate, materially impairs the use of the affected property or materially impairs any operations of the Business. All of the Assets are in the Company's possession and control, are in good working order and operating condition and repair (ordinary wear and tear and routine maintenance excepted), are suitable for the purposes for which they are used in the Business, and are structurally sound and free from material defects. Since August 23, 1999, Seller has not removed any of the Assets from the Business.

     Section 4.15 Insurance. All policies of general liability and property insurance under which the Company is listed as an additional insured or a beneficiary are listed on Schedule 4.15. All such policies are in full force and effect in accordance with their terms, no notice of cancellation or non-renewal has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default under such policies. All premiums to date have been paid in full.

     Section 4.16 Contracts: Compliance. Schedule 4.16 contains a complete and accurate list of all material written leases, licenses, contracts or commitments of any kind, formal or informal, to which the Company is a party to or bound by. All material leases, contracts and other commitments to which the Company is a party or by which it is bound are in full force and effect. For purposes of this Section 4.16, "material" means any lease, license, contract or commitment involving a payment in excess of $100,000 in any 12-month period or having a term of 12 months or greater. To Seller's knowledge, (a) all parties to such leases, licenses, contracts and other commitments have complied with the provisions thereof; (b) no such party is in default under any of the terms thereof; and (c) no event has occurred that with the passage of time or the giving of notice or both would constitute a default by any party under any provision thereof.

     Section  4.17    Labor  Matters.  Except  as  disclosed   on
Schedule 4.17: (a) no employee of the Company is represented by any union or other labor organization; (b) there is no unfair labor practice complaint against the Company pending or, to Seller's knowledge, threatened before the National Labor Relations Board; (c) there is no labor strike, dispute, slow down or stoppage pending or, to Seller's knowledge, threatened against the Company; and (d) no grievance against the Company which might have a Material Adverse Effect on the Company or the conduct of its business is pending; (e) no private agreement restricts the Company from relocating, closing or terminating any of its operations or facilities; (f) to Seller's knowledge, the Company in the past three years has not experienced any work stoppage or other labor difficulty or committed any unfair labor practice; and (g) there are no efforts in progress by any union or other labor organization to organize any employees of the Company. For purposes of this Section 4.17 only, "Seller's knowledge" is defined as the personal knowledge of Joe Toscano, the plant manager of the Colorado Mill.

     Section 4.18 Employee Benefit Plans and Arrangements. Seller's execution of, and performance of the transactions con-templated by this Agreement will not constitute an event under any Seller Benefit Plan that will result in any payment (whether as severance pay or otherwise), acceleration, vesting or increase in benefits with respect to any employee for which Buyer would be responsible. No Seller Benefit Plan provides for "parachute payments" within the meaning of Section 280G of the Code.

     Section  4.19    Patents and Intellectual  Property  Rights.
Schedule   4.19  contains  a  complete  and  accurate  list   and
description  (including  the  name  and  owner  thereof)  of  the
Intellectual Property Rights. Seller is the registered and beneficial owner of all of the Intellectual Property Rights free and clear of any royalty claims or other Liens except as stated on Schedule 4.19. To Seller's knowledge, the operation of the Business as currently conducted or conducted in the past does not conflict with or infringe on the rights of any other person, and Seller has not received any claim or notice from any person to such effect. To Seller's knowledge, no other person is infringing the Intellectual Property Rights. Except as set forth on Schedule 4.19, the Company owns or is licensed or otherwise has the exclusive use of all Intellectual Property Rights necessary for the operation of the Business as it is currently conducted.

     Section 4.20   Real Property.

          (a) For purposes of this Agreement, "Real Property" will mean all interests in and rights to the real property and the related improvements which are owned, leased or otherwise subject to a right of use, occupancy or license by the Company and are used in connection with the Business. All such Real Property is listed on Schedule 4.20.
          (b) With respect to the Real Property owned by the Company, the Company has good and marketable title, including all legal, equitable and beneficial interests, to the lots and parcels of land listed on Schedule 4.20 together with the buildings, structures and other improvements, with all easements, rights and other privileges appurtenant thereto, free and clear of all mortgages, liens, encumbrances, ground rents, leases, tenancies, licenses, reservations or other rights of occupancy or use for all or any portion of the Real Property, options, security interests, covenants, conditions, restrictions, rights-of-way, easements, encroachments and any other matter affecting title except Permitted Liens.
         (c) With respect to the Real Property leased by the Company, each lease is in full force and effect and has not been assigned, modified, supplemented or amended and neither the Company nor, to the Company's knowledge, the landlord or subland-lord under any lease is in default under any of the leases, and no circumstance presently exists which, with the giving of notice or passage of time, or both, would permit the landlord or sub-landlord under any lease to terminate any lease.

     Section 4.21 Disclosure. No representation or warranty by Seller in this Agreement, and no exhibit, document, statement, certificate or schedule furnished or to be furnished to Buyer pursuant to this Agreement, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading, taken as a whole, and in light of the circumstances under which they were made.

     Section 4.22 Year 2000 Compliance. To Seller's knowledge, except as disclosed on Schedule 4.22, the Business is in all material respects Year 2000 Compliant in that no products, facilities, machinery, equipment, business systems and operational infrastructure are or will be affected in performance or functionality by dates prior to, during and after the year 2000.

     Section 4.23 Customers and Suppliers of Colorado Mill. Seller is not required to provide bonding or any other security arrangements in connection with any transactions with any customers or suppliers for the Colorado Mill. Schedule
4.23 contains, with respect to the nine-month period ending Sep-tember 30, 1999, a true and complete list of the (i) ten largest customers (in dollar volume of purchases) of the Colorado Mill of Seller and (ii) the five largest suppliers (in dollar volume of sales) to the Colorado Mill of Seller. Except as disclosed on Schedule 4.23, to the knowledge of Seller, no such supplier or customer intends or has threatened to terminate or modify its respective relationships with Seller.


                            Article V
             Representations And Warranties Of Buyer

     Section 5.1   Corporate Existence.   Buyer is a corporation
duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.

     Section 5.2 Corporate Power; Authorization; Enforceability. Buyer has the corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary corporate and shareholder action. This Agreement and all the other agreements and instruments required to be executed and delivered by Buyer in connection with or pursuant hereto have been duly executed and delivered by Buyer and constitute the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms except as such enforceability may be limited by bankruptcy, insol vency, moratorium, reorganization and similar laws affecting creditors' rights generally and general principles of equity.

     Section 5.3 No Conflicts. The execution and delivery of this Agreement by Buyer do not, and the consummation of the transactions contemplated by this Agreement and the compli-ance with the terms, conditions and provisions of this Agreement by Buyer will not (a) contravene any provision of Buyer's articles of incorporation or bylaws; or (b) conflict with or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice or both, constitute a default) under any of the terms, conditions or provisions of any material indenture, mortgage, loan or credit agreement or any other material agreement or instrument to which Buyer is a party or by which it or any of its assets may be bound or affected, or any judgment or order of any court or governmen-tal department, commission, board, agency or instrumentality,
domestic   or foreign, or any applicable regulation.

     Section 5.4 Consents. Except as required under the HSR Act, no consent, approval or authorization of, or registration or filing with any governmental authority or other regulatory agency, is required in connection with the execution, delivery and performance of this Agreement by Buyer.

     Section 5.5 Ability to Purchase. Buyer has the requisite financial ability to purchase the Assets and to consummate the transactions hereunder.

     Section 5.6 Brokers' and Finders' Fees. Buyer represents and warrants that all negotiations relative to this Agreement have been carried on by it directly without the intervention of any person who may be entitled to any brokerage or finder's fee or other commission in respect of this Agreement or the consum-mation of the transactions contemplated hereby.


                           Article VI
               Certain Obligations of The Parties

     Section 6.1    Agreements  of  Seller Pending  the  Closing.
Seller agrees that, pending the Closing and except as otherwise agreed to in writing by Buyer:

          (a) Maintenance of Insurance. The Company shall main-tain in full force adequate insurance policies.
          (b) Maintenance of Authorizations and Permits. The Company will maintain in full force and effect all Authorizations necessary for the conduct of the Business.
          (c) Compliance with Laws. The Company will comply in all material respects with all laws, ordinances, rules, regula-tions and orders applicable to the Business.
          (d) Fulfillment of Agreements. Seller will use its best efforts to cause all of the conditions to the obligations of Buyer under Section 6.1 of this Agreement to be satisfied on or prior to the Closing.
          (e) Access. Seller will give to Buyer's officers, employees, counsel, accountants and other representatives access to and the right to inspect, upon reasonable notice and during normal business hours, all of the premises, properties, assets, records, contracts and other documents relating to the Business and will permit them to consult with the officers of the Company, Seller and accountants, counsel and agents of the Company for the purpose of making such investigation of the Business as Buyer shall reasonably desire to make; provided, however, that such investigation shall not unreasonably interfere with the operation of the Business.
          (f) Assets. The Company will not remove any of the Assets from the Business except in the ordinary course of busi-ness.
          (g) Supplier/Customer Relations. The Company will use its best efforts to maintain the existing relationships of the Business with the Company's suppliers and customers so that they will be preserved after the Closing.
          (h) Confidentiality. If the transactions contemplated by this Agreement are not consummated, Buyer will, at its option, return to Seller or destroy all written materials and all copies thereof that were supplied to Buyer by Seller and that contain any confidential data or information and Buyer will and will cause its agents to hold in confidence any confidential data or information made available to Buyer in connection with this Agreement with respect to the Business.
          (i) Employee Relations. The Company will use its reasonable best efforts to retain its present employees of the Business so that they will be available to provide service to the Business after the Closing, but not grant any compensation or benefits increases outside the ordinary course (except for reten-tion bonuses, if any, granted by Seller to be paid by Seller for employment prior to the Closing Date).

     Section 6.2 Employee Matters. Buyer agrees to give each Transferred Texas Employee of Seller credit for time worked at Seller (including during the Crown Cork Ownership Period) for purposes of eligibility and vesting, but not benefit accrual, with respect to all applicable employee benefit plans to be provided by Buyer to the Transferred Texas Employees, and to treat each such employee the same as similarly situated employees of Buyer pursuant to each of its employee benefits plans.

          (a) Comparable Employment. Buyer will offer employment to all of the Colorado Employees and Texas Employees actively at work at the Business on the date of the Closing on comparable terms and conditions to those terms and conditions at which they were employed at the Closing. Nothing contained herein prohibits Buyer from terminating, discharging or laying off any Colorado Employees or Texas Employees after the Closing Date. Those Colorado Employees and Texas Employees accepting such offer prior to the Closing Date will become employees of Buyer as of the Closing Date (individually respectively the "Transferred Colorado Employees" and the "Transferred Texas Employees" and collectively the "Transferred Employees"). In the event that any Colorado Employees or Texas Employees decline or do not respond prior to the Closing Date to such offer of employment of Buyer, Buyer will have no obligation of any kind to such employees. Seller will be responsible for all liabilities, obli-gations and claims of the Transferred Employees who are employed by Buyer which (i) arise, within the meaning of any existing Seller Benefit Plan for the employees of the Business, prior to the date of the Closing (including without limitation claims for benefits filed after the Closing Date that Buyer can reasonably demonstrate relate to incidents that occurred prior to the Closing Date) and (ii) are payable under the terms and conditions of such Seller Benefit Plan on or prior to the Closing Date.
          (b) Texas Mill Benefits. Effective on the Closing Date, each Transferred Texas Employee who is an active participant in the Seller Benefit Plans will cease to be an active participant in such plans. Buyer will provide to the Transferred Texas Employees, effective on the Closing Date, employee benefit plans, programs and arrangements, which are comparable in the aggregate to those Seller had provided immediately prior to the Closing Date. Buyer may choose to pay COBRA premiums on behalf of Trans-ferred Texas Employees, while it establishes a health care plan.
          (c) Colorado Mill Benefits. Effective on the Closing Date, each Transferred Colorado Employee who is an active parti-cipant in the Seller Benefit Plans will cease to be an active participant in such plans, except as provided below. Buyer will provide to the Transferred Colorado Employees, effective on the Closing Date, employee benefit plans, programs and arrangements, which are comparable in the aggregate to those Seller had pro-vided immediately prior to the Closing Date. After the Closing Date and for a period not to exceed 180 days, Seller will provide health care coverage (including health, prescription drug, dental and life insurance) under COBRA for all Transferred Colorado Employees. In providing such health care coverage, Seller will comply with all applicable laws, including ERISA. Buyer will reimburse Seller for all costs incurred by Seller for such coverage. Buyer will notify Seller when the Transferred Colorado Employees will cease to be active participants in Seller's health care plan. Seller will invoice Buyer by the 10th day of each month for costs incurred during the prior month by Buyer for the Transferred Colorado Employees. Buyer will pay such invoices within 30 days of receipt.
          (d) No Liability for Seller Benefit Plans. Except as expressly provided in this Section 6.2, Buyer will not assume or be responsible for any liability under any of Seller's Benefit Plans, which are payable at any time to, or in respect of, any former or present employee of the Business after the Closing.
          (e) Workers' Compensation and Short-Term Disability. Seller retains all obligations for workers' compensation claims which may be made by a Transferred Employee on or after the Closing Date with respect to events occurring prior to the Closing Date that give rise to such claims. Seller will satisfy all obligations and make all payments with respect to such claims in accordance with Seller's policies in effect as of the Closing Date. Seller also retains all obligations for short-term dis-ability benefits due to Transferred Employees for all events occurring prior to the Closing Date that give rise to such benefits, including, without limitation, all medical and related payments, in accordance with Seller's policies in effect as of the Closing Date.
          (f) Reimbursement for Employment of Texas Employees. Buyer will reimburse Seller for all reasonable compensation and benefits costs incurred by Seller since August 23, 1999, in employing the Texas Employees identified on Schedule 6.2.

     Section 6.3 Cooperation and Access. After the Closing Date as either party may from time to time reasonably request, the other party will provide the requesting party with such information regarding the Company and the Business as such party reasonably requires. But, neither party will be obligated to provide the other party with any information of a commercially sensitive nature, relating to trade secrets or in violation of the applicable law, rule or regulation or any contractual provision prohibiting disclosure.

     Section 6.4 License of Block Caster Technology. Buyer agrees that, if within two years of the date of this Agreement, Buyer elects to remove the block caster equipment, which includes the blocks and the frames but does not include any of the ancil-lary equipment, such as the block heaters or the water system ("Caster") from the Texas Mill, Buyer will (i) offer to sell the Caster to ACX Technologies, Inc. or a designated affil-iate of ACX Technologies, Inc. for $1.00 on an "as is, where is" basis; and (ii) if Seller elects to buy the Caster, which election must be made within 30 days of Buyer's offer to sell the Caster, convey to ACX Technologies, Inc. or its designated affiliate purchaser a non-exclusive, non-transferable, fully paid-up, perpetual license without right of sublicense under the terms of a license agreement to be negotiated to the mutual satisfaction of the parties within 60 days of the Closing Date to use the Caster in the United States, to make use and sell can sheet body stock under all Intellectual Property Rights that have been used to operate the Caster at the Texas Mill. ACX Technologies, Inc. or its affiliate will have 60 days from the date it elects to buy the Caster to remove the Caster from Buyer's facility and will be responsible for all costs of removing the Caster from Buyer's facility. In removing the Caster from Buyer's facility, ACX Technologies Inc. will not, or will ensure that its designated affiliate will not, unreason-ably interfere with Buyer's operation of the facility.

     Section 6.5 Non-Solicitation. Seller covenants and agrees that for a period of two years from the Closing Date, Seller will not solicit, hire or otherwise engage as an employee, any person who continues to be employed by the Company or the Business, except when the employee responds, unsolicited, to a public advertisement or with the prior written consent of Buyer.

     Section 6.6 Non-Compete. Seller covenants and agrees that for a period of two years from the Closing Date Seller will not directly or indirectly engage in or become associated as an employee, consultant, partner, owner, agent, stockholder, member, officer or director of, any person or entity engaged in, or about to become engaged in, the design, development, operation, marketing or selling of aluminum can sheet in competition with the Business, except as expressly permitted under any license agreement entered into by the parties in accordance with
Section 6.4.

     Section 6.7 Real Estate Matters. Seller will arrange, pay for and deliver to Buyer an as-built survey of all of the owned Real Property within 30 days after the Closing Date. At Closing, Seller will provide an Owner's Affidavit in the form of Exhibit B related to such owned Real Property.

     Section 6.8 Transfer Taxes. All Taxes, fees, and assess-ments arising from or payable in connection with the transfer of the Assets shall be paid by Buyer, except Colorado real estate documentary and transfer taxes, which will be split equally by Buyer and Seller.

     Section 6.9 Section 338(h)(10) Election. It is understood by the parties that, in connection with the acquisition of the shares of Seller by ACX Technologies, Inc. from Crown Cork & Seal on August 23, 1999, ACX Technologies, Inc. and Crown Cork & Seal agreed that one Section 338(h)(10) election would occur with respect to those shares. Under that agreement, ACX Technologies, Inc. and Crown Cork & Seal will agree upon an allocation of the purchase price to the assets acquired. As that allocation will have a direct bearing on the allocation to be agreed upon as between Buyer and Seller, Seller will cause ACX Technologies, Inc. to include Buyer's representatives as a party to the allocation negotiations with Crown Cork & Seal. Seller and Buyer will each report all transactions pursuant to this Agreement in a manner that is consistent with such election and will take no position contrary thereto unless required to do so pursuant to a "determination" within the meaning of Section 1313 of the Code.

     Section 6.10 Colorado Mill Baghouse. Seller will make the repair described in Schedule 6.10 to correct damage at the Colorado Mill baghouse.


                           Article VII
                  Environmental Indemnification

     Section 7.1    Definitions.

          (a) Hazardous Substance. For purposes of this Article, "Hazardous Substance" means any substance, chemical or waste that is listed or defined as hazardous, toxic, or dangerous under Applicable Law (defined below).
          (b) Applicable Law. For purposes of this Article, "Applicable Law" means any and all federal, state and local laws concerning the protection of human health and the environment, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. 9601 et seq; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. 6901, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. 1251 et seq.; the Clean Air Act, 42 U.S.C. 7401, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. 1471, et seq.; the Toxic Substances Control Act, 15 U.S.C. 2601 through 2629; and the Safe Drinking Water Act, 42 U.S.C. 300f through 300j; each, as amended from time to time, or any successor laws thereto, together with the rules and regulations promulgated thereunder, together with any and all environmental or land use laws, rules, ordinances, or regulations.
          (c) Cleanup. For purposes of this Article, "Cleanup" means all actions required to: (i) clean up, remove, treat or remediate any Hazardous Substance in the indoor or outdoor environment; (ii) prevent the Release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (v) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation of the indoor or outdoor environment.
          (d) Release. For purposes of this Article, "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of any Hazardous Substance through or in the air, soil, surface water, groundwater or property.
          (e) Environmental Liabilities. For purposes of this Article, "Environmental Liabilities" means all losses, liabil-ities, claims, obligations, damages, deficiencies, costs, expenses and fees, including costs of Cleanup (excluding all employment and benefit costs of Buyer's employees), incurred or required to be paid as a result of or arising out of:
               (i) Hazardous Substances that are or were at, upon, in or under the Real Property prior to the Closing,
               (ii) Hazardous Substances Released at anytime at any location other than the Real Property (including Hazardous Substances emanating from the Real Property) if such Hazardous Substances were generated, stored, disposed of, recycled, Released, used or transported, by or on behalf of Seller or the Subsidiaries prior to the Closing; or
               (iii) acts, omissions or any noncompliance with any Applicable Law prior to the Closing.

     Section 7.2    Environmental Indemnification and Remediation
Activities.

          (a) Environmental Indemnification. Seller will indem-nify, defend and hold Buyer and Affiliates of Buyer harmless from and against any and all Environmental Liabilities, except for Environmental Liabilities arising due to a post-closing change in Applicable Law. The express indemnification set forth in this
Section 7.2(a) will remain in full force and effect for a period of 15 years from the Closing Date. After ten years, Seller's liability under this express indemnification will decrease by 20% each year for the remaining five years. The limitations to Seller's indemnification set forth in Section 9.1(b) will not apply to this Article 7.
          (b) Remediation Activities. Seller agrees to assume monetary responsibility for the remediation activities described below to the extent Buyer undertakes these activities after the Closing Date and provided such remediation activities are com-pleted in accordance with the remediation plans established by Buyer and agreed to by Seller as set forth below. Seller will reimburse Buyer for the costs and expenses incurred by Buyer (ex-cluding all compensation and benefit costs of Buyer's employees) in completing the following remedial actions:
               (i) 50% of the anticipated total cost of $275,000 of obtaining new operating permits and associated testing, up to a maximum of $137,500.
               (ii) 80% of the anticipated total cost of $400,000 of (i) removal of beryllium from interior wall areas and from overhead steel rafters and certain horizontal surfaces existing on the Closing Date at the Colorado Mill, and (ii) final closure of a disposal trench at the Colorado Mill, up to a maximum of $320,000 for the remediation activities set forth in this Section 7.2(b)(2).


                          Article VIII
           Survival of Representations and Warranties

     All of the representations and warranties set forth in this Agreement or in any exhibit, schedule, document or other instrument delivered under this Agreement will (unless waived in writing by the party for whose benefit such representation or warranty was made) remain in full force and effect regardless of any investigation, verification or approval by or on behalf of any party hereto, and will survive the Closing Date for a period of two years, except that all representations made related to title of the Assets or the stock of the Subsidiaries will survive for the applicable statute of limitations.


                           Article IX
                         Indemnification

     Section 9.1    Indemnification By Seller.

          (a)  Extent of Indemnity.   Seller agrees to indemnify,
defend and hold harmless Buyer from and against:

               (i) any Damages of Buyer resulting from any mis-representation or breach of representation or warranty of Seller in this Agreement or in any agreement or statement or certificate furnished by Seller to Buyer pursuant hereto or in connec-tion with the transactions contemplated hereby;
               (ii) any Damages of Buyer arising out of or resulting from any breach of any covenant or agreement of Seller in this Agreement or in any agreement or statement or certificate furnished by Seller to Buyer pursuant hereto or in connection with the transactions contemplated hereby;
               (iii) the failure of Seller to discharge in full any liability or obligation of Seller or Company related to the Business that existed or occurred prior to the Closing Date, which was not expressly assumed as an Assumed Liability by the Buyer under this Agreement; and
               (iv) any actions, judgments, costs and expenses (including reasonable attorneys' fees and all other expenses incurred in investigating, preparing or defending any liti-gation or proceeding, commenced or threatened) incident to any of the foregoing or the enforcement of this Section by Seller.
          (b) Limitations on Liability. Seller shall not be liable to Buyer under Section 9.1(a)(i) unless the cumulative total of Damages indemnified under this Section exceeds $1,000,000 (the "Basket"), in which event Buyer shall be entitled to indemnification only to the extent that such Damages exceed the Basket. Seller's aggregate liability under
Section 9.1(a)(i) shall in no event exceed $7,500,000 (the "Cap"). No Basket or Cap will apply to indemnification by Seller under Sections 9.1(a)(ii) through 9.1(a)(iv). The right to indemnification provided under Section 9.1(a)(i) shall be the exclusive remedy of Buyer against Seller for breach of a representation or warranty.

     Section 9.2    Indemnification by Buyer.

          (a) Extent of Indemnity. Buyer agrees to indemnify, defend and hold harmless Seller from and against:
               (i) any Damages of Seller arising out of or resulting from any material misrepresentation or breach of representation or warranty of Buyer in this Agreement or in any agreement or statement or certificate furnished by Buyer to Seller in connection with the transactions contemplated hereby;
               (ii) any Damages of Seller arising out of or resulting from any breach or nonfulfillment of any covenant or agreement of Buyer in this Agreement or in any agreement or statement or certificate furnished by Buyer to Seller in con-nection with the transactions contemplated hereby;
               (iii) any Damages of Seller arising out of or resulting from any assertion against Seller of any liability or obligation included in the Assumed Liabilities; and
               (iv) any actions, judgments, costs and expenses (including reasonable attorneys' fees and all other expenses incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened) incident to any of the foregoing or the enforcement of this Section by Buyer.

     Section 9.3    Indemnification Procedures.

          (a) A party seeking indemnification pursuant to this Agreement (an "Indemnified Party") shall give prompt notice to the party from whom such indemnification is sought (the "Indemni-fying Party") of the assertion of any claim, or the commencement of any action, suit or proceeding by a third party which is not an Affiliate of any party hereto in respect of which indem-nity may be sought hereunder (a "Third Party Claim"), and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such notice shall not relieve the Indemnifying Party of any liability except to the extent that the Indemnifying Part is actually prejudiced thereby.
          (b) The Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party within 30 days of receipt of notice from the Indemnified Party of the commencement or assertion of any Third Party Claim, to assume and conduct the defense of such Third Party Claim with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided that (i) the defense of such Third Party Claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnified Party, have a Material Adverse Effect on the Indemnified Party; and (ii) the Indemnify-ing Party has sufficient financial resources, in the reasonable judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is reasonably likely to result; and (iii) the Third Party Claim solely seeks (and continues to seek) monetary damages (the conditions set forth in clauses (i) through (iii) are collectively referred to as the "Litigation Conditions"). If the Indemnifying Party does not assume the defense of such Third Party Claim in accordance with this Section 9.3, the Indemnified Party may continue to defend the Third Party Claim. If the Indemnifying Party has assumed the defense of a Third Party Claim as provided in this Section 9.3, the Indemnify-ing Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that if (i) the Litigation Conditions cease to be met, or (ii) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection therewith.
          (c) The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third Party Claim which the other is defending as provided in this Agreement.
          (d) No settlement of a Third Party Claim may be made without the prior written consent of the Indemnifying Party and the Indemnified Party, which consents may not be unreasonably withheld, conditioned or delayed. Consent is presumed in the case of settlement of $50,000 or less where the other party has not responded to the proposal to settle within 10 business days of notice of a proposed settlement.
          (e) Amounts payable in respect of indemnification obligations of the parties shall be treated as an adjustment to the Purchase Price. Whether or not the Indemnifying Party chooses to defend or prosecute any Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.


                            Article X
               Conditions Precedent to the Closing

     Section 10.1 Conditions Precedent to the Obligations of Buyer. All obligations of Buyer under this Agreement are, at its sole option, subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

          (a) Representations and Warranties. The representations and warranties of Seller contained in this Agreement (i) quali-fied as to materiality must have been true and correct in all respects when made and must be true and correct in all respects at and as of the Closing Date, and (ii) not qualified as to materiality must have been true and correct in all material respects when made and must be true and correct in all material respects at and as of the Closing Date.
          (b) Compliance with this Agreement. Seller shall have performed and complied in all respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.
          (c) No Pending Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be pending before any court or governmen-tal or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.
          (d) HSR Act. The waiting period under the HSR Act shall have expired or been terminated.
          (e) Satisfactory Instruments. All instruments and documents required on Seller's part to effectuate and consummate the transactions contemplated hereby shall be delivered to Buyer and shall be in form and substance reasonably satisfactory to Buyer and its counsel.
          (f) Consents. Seller shall have delivered to Buyer at Closing copies of all consents to assignment of all material contracts, agreements and arrangements.
          (g) Guaranty. Seller shall have caused ACX Technologies, Inc. its parent corporation, to deliver to Buyer at Closing a Guaranty of all of Seller's indemnity obligations here-under, in substantially the form of Exhibit C.
          (h) Owner's Affidavit. Seller shall have delivered to Buyer the Owner's Affidavit described in Section 6.7.
          (i) Consent Decree. The Final Judgment, Hold Separate Stipulation and Order in the matter United States of America v. Alcoa Inc., ACX Technologies, Inc., and Golden Aluminum Company shall have been filed in the United States District Court for the District of Columbia in the form attached hereto as Exhibit D, or as modified with the prior written consent of Buyer and ACX Technologies, Inc.

     Section 10.2 Conditions Precedent to the Obligations of Seller. All obligations of Seller under this Agreement are, at its sole option, subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

          (a) Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the Closing Date, with the same force and effect as though such representations and warranties had been made on the Closing Date.
          (b) Compliance with this Agreement. Buyer shall have performed and complied in all material respects with all agree-ments and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.
          (c) No Pending Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be pending before any court or governmen-tal or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.
          (d) HSR Act. The waiting period under the HSR Act shall have expired or been terminated.
          (e) Satisfactory Instruments. All instruments and documents required on the part of Buyer to effectuate and consum-mate the transactions contemplated hereby shall be delivered to Seller and shall be in form and substance reasonably satisfactory to Seller and its counsel.
          (f) Consent Decree. The Final Judgment, Hold Separate Stipulation and Order in the matter United States of America v. Alcoa Inc., ACX Technologies, Inc., and Golden Aluminum Company shall have been filed in the United States District Court for the District of Columbia in the form attached hereto as Exhibit D, or as modified with the prior written consent of Buyer and ACX Technologies, Inc.


                           Article XI
                           Termination

     Section 11.1 Termination. This Agreement may be terminated by either Seller or Buyer at any time prior to the Closing:

          (a)  by mutual written consent of Seller and Buyer;
          (b) by either Seller or Buyer (by written notice to the other) if the Closing shall not have occurred on or before November 15, 1999, provided that no termination right under this Section shall be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of the failure of the Closing to occur on or prior to such date; or
          (c) by either Seller or Buyer (by written notice to the other) if any court of competent jurisdiction in the United States or federal or state governmental or regulatory body in the United States shall have issued an order, decree or ruling or taken such other action that permanently restrains, enjoins or otherwise prohibits the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable;

     Section 11.2 Effect of Termination. Upon of the termination of this Agreement in accordance with the provisions of Section 11.1, this Agreement shall become null and void and have no further effect without any liability on the part of any of the parties, except as follows:

          (a) if the termination results from the willful failure to perform its obligations under this Agreement, such nonperform-ing party shall be fully liable for any and all damages, cost and expenses (including, without limitation, reasonable attorney's fees) sustained or incurred by such other party; or
          (b) if the termination results, not as a result of willful failure of any party to perform its obligations here-under, but as the result of the material breach by such party of a representation, warranty, or covenant hereunder, such breaching party shall be liable to the other party for all costs and expenses of the other party in connection with the preparation, negotiation, execution and performance of this Agreement.


                           Article XII
                          Miscellaneous

     Section 12.1 Expenses. Each of the parties to this Agree-ment will bear all the expenses incurred by it in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated by this Agreement regardless of whether this Agreement is terminated. Except as otherwise provided in this Agreement, the following taxes, charges and payments ("Charges") will be prorated on a per diem basis as indicated and apportioned between Seller and Buyer as of the date of the Closing: real property (daily), use (monthly), intangible taxes (monthly), utility charges (monthly), rental or lease charges (term of lease), license fees (term of lease), general assessments (taxable year), and franchise, national or cantonal or other income taxes (daily) imposed with respect to the Assets and employee payrolls (monthly). Seller will be liable for that portion of the Charges relating to, or arising in respect of, the period on or prior to the date of the Closing and Buyer will be liable for that portion of the Charges relating to, or arising in respect of, any periods after the date of the Closing.

     Section 12.2 Contents of Agreement; Parties in Interest. This Agreement sets forth the entire understanding of Buyer and Seller with respect to the transactions contemplated hereby. This Agreement shall not be amended or modified except by written instrument duly executed by Buyer and Seller. Any and all previous agreements and understandings between Buyer and Seller regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

     Section 12.3   Assignment  and  Binding Effect.   Except  as
provided below, this Agreement may not be assigned by Buyer or Seller without the prior written consent of the other party, which consent may not be unreasonably withheld. Buyer may assign its rights and may delegate its duties under Sections 6.5 and 6.6 of this Agreement, in whole or in part as Buyer deems appropriate, to a buyer of the Colorado Mill. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and permitted assigns of Seller and Buyer.

     Section 12.4 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by facsimile or by registered or certified mail, postage prepaid, as follows:

                If to Buyer, to:

                Alcoa Inc.
                Alcoa Corporate Center
                201 Isabella Street
                Pittsburgh, PA  15212-5858
                Attention:  Lawrence R. Purtell, General Counsel
                Facsimile:  (412) 553-3200

                If to Seller, to:

                Golden Aluminum Company
                16000 Table Mountain Parkway
                Golden, CO 80403
                Attention:  Jed J. Burnham
                Facsimile:  (303) 271-7055

                With a required copy to:

                Golden Aluminum Company
                16000 Table Mountain Parkway
                Golden, CO  80403
                Attention:   Jill B. W. Sisson, General Counsel
                Facsimile:   (303) 271-7055

                With an additional required copy to:

                Holland & Hart LLP
                Suite 3200
                555 Seventeenth Street
                Denver, CO  80202
                Attention:   Betty C. Arkell, Esq.
                Facsimile:   (303) 295-8261

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, sent by facsimile (with confirmation of receipt) or three days after deposited with the United States Post Office.

     Section 12.5   Governing Law.   This   Agreement   shall  be
governed by and interpreted and enforced in accordance with the laws of the State of Colorado without regard to conflicts of law principles.

     Section 12.6 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their successors and assigns, and they shall not be construed as conferring any rights on any other persons.

     Section 12.7 Headings, Gender and "Person." All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agree ment. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity.

     Section 12.8 Publicity. No press release, notice, disclo-sure or other publicity concerning the transactions contemplated by this Agreement shall be issued, given, made or other-wise disseminated by Buyer or Seller without the prior approval of the other party, unless required by law.

     Section 12.9 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     Section 12.10 Counterparts. This Agreement may be executed in any number of counterparts, and Buyer and Seller may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute one and the same instrument. This Agreement shall become binding when one or more counter-parts taken together shall have been executed and delivered by Buyer and Seller.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first written.

                              BUYER:

                              ALCOA INC.


                              By:_____________________________
                              Name:___________________________
                              Title:__________________________



                              SELLER:

                              GOLDEN ALUMINUM COMPANY


                              By:_____________________________
                              Name:___________________________
                              Title:__________________________